Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com)	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624 x3317	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

FOR IMMEDIATE RELEASE

DR. JAMES H. THRALL JOINS

E-Z-EM BOARD OF DIRECTORS

LAKE SUCCESS, N.Y., January 18, 2005—E-Z-EM, Inc., (AMEX: EZM) today announced the appointment of James H. Thrall, M.D. to its Board of Directors. Dr. Thrall’s appointment fills the vacancy left by the planned resignation of Dr. Michael A. Davis in December of 2004.

Dr. Thrall, 61, has had a distinguished career in radiology for 27 years, having authored over 240 scientific articles and reviews. Currently, he holds the Juan M. Taveras Professorship of Radiology at Harvard Medical School and serves on the Executive Committee of the Harvard Departments of Radiology. He also serves on the Boards of Trustees for the Massachusetts General Physicians Organization and the Research and Education Foundation of the Radiological Society of North America. He is also on the Board of Chancellors for the American College of Radiology and is the immediate past President of the American Roentgen Ray Society. In 1988 he was appointed and continues to serve as Radiologist-in-Chief, Massachusetts General Hospital.

Dr. Thrall received his M.D. Degree from the University of Michigan in 1968. He then completed training in Radiology and Nuclear Medicine at the Walter Reed Army Medical Center, Washington, D.C. and served as the Assistant Chief of Nuclear Medicine for that institution from 1973 to 1975. Dr. Thrall returned to the University of Michigan as Assistant Professor of Internal Medicine and Radiology in 1975 and was promoted to Professor in 1981.

Commenting on the announcement, Paul S. Echenberg, Chairman of E-Z-EM, Inc., said, “This appointment is a continuation of our effort to add new perspective, expertise and independence to our board. Jim Thrall brings to us a wealth of knowledge along with his considerable stature in the field of radiology, and we look forward to the benefits of his guidance.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. It also offers the only family of CT injectors on the market, EmpowerCT® with patented EDA(TM) technology, that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended November 27, 2004 and its Annual Report on Form 10-K for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

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